UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)     June 14, 2005

SHOE CARNIVAL, INC.

(Exact name of registrant as specified in its charter)

Indiana	0-21360	35-1736614

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8233 Baumgart Road, Evansville, IN	47725

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code     (812) 867-6471

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

Shareholder Approval of Proposed Amendment

At the 2005 Annual Meeting of Shareholders of Shoe Carnival, Inc. (the “Company”) held on June 14, 2005, the Company’s shareholders approved an amendment to the 2000 Stock Option and Incentive Plan (the “Plan”).  The amendment includes Directors of the Company as individuals eligible to receive awards under the Plan; provides that the exercise price of all options granted under the Plan may not be less than the fair market value of the Company’s Common Stock on the date that the option is granted; and deletes the provision permitting loans to participants in the Plan.  The amendment to the Plan was approved by the Company’s Board of Directors (the “Board”) on March 25, 2005, subject to shareholder approval.

A copy of the Plan, as amended, is attached hereto as Exhibit 10-O and the information set forth therein is incorporated herein by reference and constitutes a part of this report.

Director Compensation

On June 14, 2005, the Company’s Board, based on the recommendation of the Compensation Committee of the Board, approved the granting of 500 shares of restricted stock to each Director on the first business day of January 2006 and reassessing the reoccurrence of such a grant on an annual basis thereafter.  The restricted shares will vest one year after date of grant.

Base Salary for Named Executive Officer

On June 14, 2005, the Compensation Committee of the Company’s Board approved an increase to the base salary of the Company’s Executive Vice President, Chief Financial Officer and Treasurer, W. Kerry Jackson, from his previous base of $250,000 to $275,000.  The salary increase will be effective on June 19, 2005.

Item 9.01     Financial Statements and Exhibits.

(c)   Exhibits

Exhibit No.	Exhibits

10-O	Shoe Carnival, Inc. 2000 Stock Option and Incentive Plan, as amended.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHOE CARNIVAL, INC.
(Registrant)

Dated: June 17, 2005	By:	/s/ W. KERRY JACKSON

W. Kerry Jackson
Executive Vice President and
Chief Financial Officer

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